EXHIBIT 3.56

ARTICLES OF ORGANIZATION
OF
FRANCHISE ASSOCIATES, LLC
(a Minnesota limited liability company)

ARTICLE I

          The name of the limited liability company is Franchise Associates, LLC.

ARTICLE II

          The complete street address of the initial registered office of the limited liability company in the State of Minnesota is 380 Jackson Street, Suite 418, St. Paul, MN 55101. The registered agent at such address shall be: Corporation Service Company.

ARTICLE III

          The purpose of Franchise Associates, LLC is to engage in any lawful activity for which limited liability companies may be formed under the laws of the State of Minnesota.

ARTICLE IV

          The name and business address of the organizer of the limited liability company is Robert Q. Jones, Jr., 1155 Perimeter Center West, Suite 1200, Atlanta, GA 30338.

ARTICLE V

          The management of the limited liability company is vested in one or more managers.

          IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization as of this 18th day of December, 2007.

/s/ Robert Q. Jones, Jr.

Robert Q. Jones, Jr., Organizer